Exhibit 10.2

Summary of Certain Provisions of CFO Offer Letter

Andrew Kang currently serves as an executive officer of MicroStrategy Incorporated (“MicroStrategy” and, collectively with its subsidiaries, the “Company”), and is one of MicroStrategy’s “named executive officers” as defined in Item 402 of Regulation S-K. In connection with the commencement of Mr. Kang’s employment with the Company in May 2022, the Company issued, and Mr. Kang accepted, an offer letter providing, among other things, (i) a one-time reporting bonus of $100,000, and (ii) a severance arrangement in the event that his employment was terminated without cause (as defined below) , in an amount equal to twelve (12) months of base salary and an additional amount to be determined by the Company not to exceed his annual bonus potential prorated for the time he worked in that year up through his termination date, contingent on signing and not revoking a general release of claims against the Company.

For purposes of the severance arrangement, “cause” means in whole or in part due to one or more of the following events: (i) conviction of or plea of guilty or nolo contendere to a crime the underlying conduct and/or seriousness of which impacts Mr. Kang’s fitness for the role or results in harm to the Company’s business or Mr. Kang’s or the Company’s reputation; (ii) gross neglect of duties, or failure or refusal to perform the material duties of Mr. Kang’s position; (iii) theft, fraud, dishonesty or self-dealing; (iv) material violation of MicroStrategy’s Code of Conduct or equal employment opportunity or prohibition against harassment policies; (v) possession on MicroStrategy’s premises of any prohibited drug or substance that would amount to a criminal offense; (vi) gross negligence or gross misconduct in connection with MicroStrategy’s business; or (vii) a breach of the MicroStrategy Agreement or any other policies addressing confidentiality; in each case as determined by MicroStrategy, which determination may be conclusive.